                                 EXHIBIT 99(B)


                                FAIRNESS OPINION

                             MERGER BY AND BETWEEN
                        FORT WAYNE NATIONAL CORPORATION
                                      AND
                        VALLEY FINANCIAL SERVICES, INC.



                            As of December 31, 1995



                                  Report Dated
                               February 24, 1996

                                                       February 24, 1996

Trustee of the
 Valley Financial Services, Inc.
 Employee Stock Ownership Plan
 with 401(k) Provisions
Mishawaka, Indiana

  RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF VALLEY FINANCIAL SERVICES, INC., MISHAWAKA, INDIANA, TO MERGE WITH AND INTO FORT WAYNE NATIONAL CORPORATION, FORT WAYNE, INDIANA

Gentlemen:

The Trustee of the Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") of Valley Financial Services, Inc. ("VFSI") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of VFSI by Fort Wayne National Corporation ("FWNC") to the KSOP. Southard Financial provided independent valuation opinions of VFSI as of December 31, 1992-95 on behalf of the Trustees of the KSOP. Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either VFSI, FWNC, or the KSOP. This opinion is issued based upon financial data as of December 31, 1995.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

  . A review of the financial performance and position of VFSI and the value of its common and preferred stock;

  . A review of the financial performance and position of FWNC and the value of its common and preferred stock;

  .    A review of recent Bank merger transactions;

  . A review of the current and historical market prices of bank holding companies in Indiana and surrounding states;

  . A review of the investment characteristics of the common stock of VFSI and FWNC;

  . A review of the Agreement and Plan of Merger between FWNC and VFSI, dated November 6, 1995;

  . An evaluation of other factors as were considered necessary to render this opinion.

It is Southard Financial's understanding that the exchange of the stock of FWNC for the outstanding stock of VFSI constitutes a non-taxable exchange for federal income tax purposes.

Trustee of the KSOP of
Valley Financial Services, Inc.
Page 2

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to VFSI and in Exhibit 2 pertaining to FWNC.

REVIEW OF VALLEY FINANCIAL SERVICES, INC.

Southard Financial visited with the management of VFSI in Mishawaka, Indiana. Discussions included questions regarding the current and historical financial position and performance of VFSI, its outlook for the future, and other pertinent factors.

REVIEW OF FORT WAYNE NATIONAL CORPORATION

Southard Financial visited with the management of FWNC in Fort Wayne, Indiana. Discussions included questions regarding the current and historical financial position and performance of FWNC and its operating subsidiaries, its outlook for the future, and other pertinent factors.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement and Plan of Merger Between FWNC and VFSI, dated November 6, 1995. Appropriate aspects of this agreement were discussed with management and with legal counsel for VFSI. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FWNC or VFSI, but reviewed data supplied by the management of both institutions.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding VFSI, FWNC, and the proposed merger. The major considerations are as follows:

VALLEY FINANCIAL SERVICES, INC.

  .     Historical earnings;
  .     Historical dividend payments;
  .     Outlook for future performance, earnings, and dividends;
  .     Economic conditions and outlook in VFSI's market;
  .     The competitive environment in VFSI's market;
  .     Comparisons with peer banks;
  .     Potential risks in the loan and securities portfolios;
  .     Recent minority stock transactions in VFSI's common stock;
  .     The intrinsic value of VFSI's common stock;
  .     The intrinsic value of VFSI's preferred stock; and,
  .     Other such factors as were deemed appropriate in rendering this opinion.

FORT WAYNE NATIONAL CORPORATION

Trustee of the KSOP of
Valley Financial Services, Inc.
Page 3

  .    Historical earnings;
  .    Historical dividend payments;
  .    Outlook for future performance, earnings, and dividends;
  .    Economic conditions and outlook in FWNC's market;
  .    The competitive environment in FWNC's market;
  .    Comparisons with peer banks;
  .    Potential risks in the loan and securities portfolios;
  .    Recent minority stock transactions in FWNC's common stock;
  .    Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

  .    Historical and current bank merger pricing; and,
  . Current market prices for minority blocks of common stocks of regional bank holding companies in Indiana and surrounding states.

THE PROPOSED MERGER

  .    The merger agreement and its terms;
  .    The specific pricing of the merger;
  .    Adequacy of the consideration paid to the KSOP;
  . The assumption that the tax opinion regarding the tax-free nature of the exchange will be upheld;
  . The amount of debt and goodwill on the balance sheet of FWNC and the impact of the merger of VFSI on FWNC's capital and liquidity positions;
  . The historical dividend payments of FWNC and the likely impact on the dividend income of the KSOP (equivalency of cash dividends);
  . Pro-forma combined income statements for FWNC post merger and the expected returns to KSOP participants (equivalency of earnings yield);
  .    The market for minority blocks of FWNC common stock;
  .    The terms of the FWNC preferred stock to be issued; and,
  .    Other such factors as deemed appropriate.

Trustee of the KSOP of
Valley Financial Services, Inc.
Page 4

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of VFSI and FWNC. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-6.)

ANALYSIS OF ALTERNATIVES

In evaluating the fairness of the proposed merger to the KSOP, Southard Financial reviewed with management the terms of another offer received for the purchase/merger of VFSI. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 4).

ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, the KSOP will receive 190.4% of December 31, 1995 book value per share, 14.3 times reported 1994 earnings, and 16.4 times 1995 earnings. Based upon the review conducted by Southard Financial, the pricing for VFSI in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 4).

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of VFSI and FWNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared VFSI and FWNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). The impact on the book value per share of FWNC and the projected earnings per share of FWNC were considered.

Trustee of the KSOP of
Valley Financial Services, Inc.
Page 5

IMPACT ON KSOP INVESTMENT PORTFOLIO

Southard Financial analyzed the terms of the acquisition (common stock, convertible preferred stock, and cash) in light of the securities received by the KSOP. The analysis indicated that the total yield (dividends and interest earned) on the proceeds of the transaction can reasonably be expected to increase markedly. Further, the consideration, which in total has a fair market value of approximately 190% of pre-transaction value, can be held or invested in a diversified portfolio of securities that can be expected to have a return level comparable to the pre-transaction ownership position in VFSI. Finally, we have reviewed the market pricing and fundamentals of FWNC, which will be a significant asset of the KSOP participants. The market pricing of FWNC common stock is comparable to other publicly traded banks.

LIQUIDITY

Unlike VFSI stock, FWNC shares are traded on the NASDAQ market. Further, except in the case of officers, directors, and certain principal shareholders of VFSI, FWNC shares of common stock received will be freely tradeable with no restrictions.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of VFSI or FWNC.

Throughout the due diligence process, all information provided by VFSI, FWNC, and third party sources, was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the KSOP is expected to be favorable.

Trustee of the KSOP of
Valley Financial Services, Inc.
Page 6

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the consideration to be received for the acquisition of Valley Financial Services, Inc. by Fort Wayne National Corporation pursuant to the Agreement and Plan of Merger is fair, from a financial viewpoint, to the Valley Financial Services, Inc. KSOP.

Thank you for this opportunity to be of service in this matter.

                                             Sincerely yours,

                                             SOUTHARD FINANCIAL

                                             /s/ David A. Harris

                                             David A. Harris, CFA, ASA



                                             /s/ Douglas K. Southard

                                             Douglas K. Southard, DBA, CFA, ASA


Attachments:

  Exhibit 1:  Valley Financial Services, Inc., Document Review List
  Exhibit 2:  Fort Wayne National Corporation, Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4:  Comparison of The Merger Pricing to Public Market Transactions
  Exhibit 5:  Overview of Valley Financial Services, Inc.
  Exhibit 6:  Overview of Fort Wayne National Corporation
  Exhibit 7:  Qualifications of Southard Financial

                                   EXHIBIT 1
                        VALLEY FINANCIAL SERVICES, INC.
                              DOCUMENT REVIEW LIST



  1. Audited Financial Statements of Valley Financial Services, Inc. and Subsidiary for the periods ended December 31, 1990-95.

  2. Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP) of Valley Financial Services, Inc. for the periods ended March 31, 1994-95, June 30, 1994-95, September 30, 1994-95, and
        December 31, 1994-95.

  3. Consolidated Reports of Condition and Income ("Call Report") of Valley American Bank and Trust Company for the periods ended June 30, 1995 and December 31, 1995.

  4. Uniform Bank Performance Report ("UBPR") of Valley American Bank and Trust Company for the periods ended June 30, 1995 and September 30, 1995.

  5.    Shareholder list as of December 31, 1995.

  6.    Management's Analysis of Reserve for Loan Loss as of December 31, 1995.

  7. Valley American Bank and Trust Company Security Inventory Report as of December 31, 1995.

  8. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 2
                        FORT WAYNE NATIONAL CORPORATION
                              DOCUMENT REVIEW LIST



  1. Annual Report (including auditor's reports) of Fort Wayne National Corporation for the years ended December 31, 1990-95.

  2. Securities and Exchange Commission Annual Report (Form 10-K) of Fort Wayne National Corporation for the years ended December 31, 1993-95.

  3. Securities and Exchange Commission Quarterly Report (Form 10-Q) of Fort Wayne National Corporation for the quarters ended September 30, 1994, March 31, 1995, June 30, 1995, and September 30, 1995.

  4. Consolidated Financial Statements for Bank Holding Companies of Fort Wayne National Corporation for the periods ended September 30, 1995 and December 31, 1995.

  5. Uniform Bank Performance Report of Fort Wayne National Bank and Bank Holding Company Performance Report of Fort Wayne National Corporation for the period ended September 30, 1995.

  6. Adequacy of the Loan Loss Reserve of Fort Wayne National Corporation as of December 31, 1995.

  7.    Fort Wayne National Corporation 1996 Profit Plan.

  8. Research reports on Fort Wayne National Corporation by Keefe, Bruyette & Woods, Inc. and Thomson Bank Watch, Inc.

  9. News Releases by Fort Wayne National Corporation, dated October 18 and November 6, 1995.

 10. Composite/Close/Price Table of Fort Wayne National Corporation, prepared by Bloomberg, for the period December 12, 1994 to December 11, 1995.

 11.    Economic data on the marketplace served by Fort Wayne National
        Corporation.

 12. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER



The Agreement and Plan of Merger, dated as of November 6, 1995, by and between Fort Wayne National Corporation and Valley Financial Services, Inc. (the "Agreement") contains several provisions. Under the terms of the Agreement, the total consideration for 100% of the Company's equity (common and preferred) was as follows:

               Cash                   $ 53,000,000
               FWNC Common Stock        20,000,000/1/
               FWNC Preferred Stock     37,000,000/2/
                                      ------------
               TOTAL CONSIDERATION    $110,000,000
                                      ============

               /1/  Traded on the NASDAQ national market
               /2/  740,000 shares of 6% Cumulative Convertible Class B Series 1

The number of shares of FWNC common stock to be issued to Company shareholders will be determined based upon $20 million divided by the average price of FWNC common stock during the period leading up to closing, as defined in the Agreement. The common stock will be freely tradeable except by certain officers, directors, and major shareholders of the Company.

Each share of preferred stock has a stated value of $50.00 per share, carries a 6% cumulative dividend, and is convertible into shares of FWNC common stock.
The conversion ratio is $50.00 divided by 120% of the average price of FWNC common stock during the period leading up to the conversion (as defined in the Agreement). The preferred shares have a stated liquidation value of $50.00 per share (plus accrued unpaid dividends). Further, on or after April 1, 2002, FWNC may redeem any or all of the preferred shares at any time for $50.00 per share (plus accrued unpaid dividends). As a condition to the closing, VFSI is to receive an opinion by Keefe, Bruyette & Woods that the 6% convertible preferred shares have a value of not less than $45 per share (90% of par value).
Preferred shares issued as a result of the merger may not be sold, assigned, or transferred for two years from the closing date. This restriction also applies to common stock issued as the result of a preferred stock conversion.

The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of VFSI stock for FWNC stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for shares and fractional shares may have income tax consequences.

No fractional shares will be issued by FWNC. VFSI shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash based upon the market value of FWNC stock as defined above.

                                   EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER
                                  (continued)


  The Agreement may be terminated by either party:

   - upon the mutual consent of the Board of Directors of each institution;
   - upon a breach by either party of any representation, warranty or covenant;
   - if the merger is not consummated by September 1, 1996;
   - upon the failure by either party to obtain regulatory or shareholder approvals;
   - upon the happening of certain material events as noted in the Agreement;
   - if the conditions precedent to the merger (as defined in the Agreement) are not met;
   - if the average price of FWNC common stock (as defined in the agreement) falls below $26.00 per share; or,
   - if this fairness opinion is withdrawn.

  The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at FWNC subsequent to the date of the Agreement but prior to the consummation of the merger.

                                   EXHIBIT 4
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS



Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Midwest.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Indiana and in contiguous states) is summarized as follows:

    Transactions Announced     Price/    Price/   Price/         Equity/
    in 1995/1/                Earnings  Book Val  Assets  ROAA   Assets    ROAE
    ------------------------  --------  --------  ------  -----  -------  ------
    Nationwide (190)            18.6x    180.3%    16.8%  1.00%   9.22%   11.45%
    IN, IL, OH, MI, KY (24)     20.6     186.0     16.6   0.88    9.21    10.36
    Indiana (5)                 15.4     183.5     15.2   1.00    8.37    12.35
    VFSI                        16.4     190.4     13.4   1.17    7.89    14.18

    /1/ Through December 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

Based upon the total Agreement price of $110,000,000, the merger of VFSI into FWNC will take place at 16.4 times 1995 VFSI earnings and 190.4% of December 31, 1995 VFSI book value. These multiples are within the range of recent market multiples.

In determining the attractiveness of owning FWNC stock, it is important to examine FWNC's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of December 31, 1995.

                                    Price/    Price/    Current   Current
    Publicly Traded Banks/1/       Earnings  Book Val    ROAE      Yield
    ------------------------       --------  --------   -------   -------
    All Banks (229)                  13.26x    179.7%    13.96%     2.55%
    Mid West Banks (72)              13.56     183.4     13.69      2.84
    Indiana Banks (12)               13.76     173.3     12.81      3.02
    IN, IL, OH, MI, KY (51)          13.84     187.2     13.77      2.75

    FWNC: 2/20 Price of $31.875      13.68     155.9     12.34      2.95

    /1/ As of December 31, 1995; subject to certain screens performed by Southard Financial

Based upon an analysis of the data provided above, FWNC's price/book value multiple, price/earnings multiple, return on average equity, and current dividend yield are all within the range of other publicly traded banks in its region.

                                   EXHIBIT 5
                  OVERVIEW OF VALLEY FINANCIAL SERVICES, INC.



Valley Financial Services, Inc. ("VFSI" or the "Company") is a one-bank holding company formed in 1945 as a consumer finance company serving the north Indiana market. The Company, which no longer provides consumer finance services, has as its primary asset 100% ownership of Valley American Bank and Trust Company ("VAB" or the "Bank") in South Bend, St. Joseph County, Indiana.

VAB serves its market area with twenty banking offices in the northern Indiana counties of: St. Joseph (six offices in South Bend, seven in Mishawaka, one in Osceola, and one in Granger); Elkhart (two offices in Elkhart and one in Goshen); LaPorte (one office in Michigan City); and Marshall (one office in Plymouth). Two of those offices are located in Meijer Stores and three others are located in Martin's Grocery Stores. VAB has a strong commitment to the commercial and industrial lending needs of its market (primarily small to medium size businesses). As a result, commercial loans as a percent of total assets are approximately twice peer levels.

VAB had total assets of $818.37 million at December 31, 1995, and equity of 7.89% of assets (slightly below peer averages). Total loans (net of unearned income) were 64.16% of total assets at December 31, or very near peer averages. The historical composition of VAB's balance sheet was fairly consistent. VAB earned $6.61 million (1.04% of average assets) in 1992, $7.25 million (1.08%) in 1993, $8.05 million (1.16%) in 1994, and $8.61 million (1.17%) in 1995.

As of December 31, 1995, reported book value of VFSI was $58.15 million, consisting of $614.4 thousand of preferred stock ($12.00 stated value per share with $1.20 stated dividend) and $57.54 million of common stock ($280.96 per share). Earnings available to common shareholders were $32.50 per share in 1995, $36.77 per share in 1994, and $31.36 per share in 1993.

The Company paid annual preferred dividends of $1.20 per share over the 1988-95 period. No cash dividends were paid to common stock shareholders over the 1988-95 period. However, in 1990 the Company distributed to its shareholders 100% of the outstanding common stock of Cast Products Corporation under directions from the Federal Reserve Bank of Chicago. Cast Products Corporation, acquired in 1968, had been operated as a wholly-owned subsidiary for 22 years prior to the reversal of the Federal Reserve Bank of Chicago's opinion concerning the Company's ownership of a non-bank subsidiary under the Federal Reserve Act of 1956.

Executive management consists of: Darwin L. Wiekamp, 81, Chairman of the Board and CEO; Dennis J. Schwartz, 55, President; Jerome B. Kearns, 56, Executive Vice President of Retail Administration; Donald R. Kyle, 48, Executive Vice President of Lending; and William D. Shroyer, 53, Executive Vice President of Operations and Finance. Each member of the executive management team has over 20 years of service with the Bank and/or in the banking industry.

Further details on VFSI and VAB are documented in Southard Financial's files.

                                   EXHIBIT 6
                  OVERVIEW OF FORT WAYNE NATIONAL CORPORATION



Fort Wayne National Corporation is a multi-bank holding company headquartered in Fort Wayne, Indiana. As of December 31, 1995, Fort Wayne National Corporation was the third largest bank holding company in Indiana with assets of $2.30 billion and deposits of $1.77 billion. FWNC is the owner of all issued and outstanding stock of six commercial banks in Indiana: Fort Wayne National Bank, Fort Wayne Indiana; Old-First National Bank in Bluffton; First National Bank of Warsaw; First National Bank of Huntington; The Auburn State Bank; and Churubusco State Bank. FWNC also owns Fort Wayne National Life Insurance Company, located in Phoenix, Arizona, and maintains a trust department with over $3 billion in assets under management.

FWNC offers a range of commercial and personal banking activities, including accepting demand and time deposits; making secured and unsecured loans to corporations, individuals and others; issuing letters of credit; and financial counseling for institutions and individuals. The Banks' lending services include making commercial, industrial, real estate, installment, and credit card loans. Interest and fees on commercial loans constitute the largest contribution to the Banks' operating revenues. In addition, the Banks' provide a wide range of trust and trust related services, including serving as executor of estates and as trustee under testamentary and inter vivos trusts and various pension and other employee benefit plans. Corporate trust services include serving as registrar and transfer agent for corporate securities and as corporate trustee under corporate trust indentures. The Fort Wayne National Bank acts as correspondent for approximately 29 banks in northeastern Indiana and northwestern Ohio, providing such services as check clearing, transfer of funds, federal funds transactions, loan participations, and data processing.

FWNC earned $2.11 per share in 1993, $2.28 per share in 1994, and $2.33 per share in 1995. Based upon discussions with management and review of analyst reports, it is estimated that FWNC earnings for 1996 will be about $2.55 per share, or about 9.4% above 1995 earnings.

Return on average assets was 1.23% in 1995, 1.25% in 1994, and 1.17% in 1993, while return on average equity was 12.34% in 1995, 12.94% in 1994, and 13.20% in 1993. Dividends of $0.94 per share in 1995 were above 1994 dividends of $0.87 per share. At December 31, 1995, the dividend yield was 2.95%.

Total shareholders' equity was 9.32% of total assets as of December 31, 1994 and 10.18% at December 31, 1995. Book value per share increased from $16.68 at year-end 1993 to $17.31 at year-end 1994 and to $20.45 at December 31, 1995. Loans represented 56.99% of total assets at year-end 1994 and 55.46% at December 31, 1995.

In all, FWNC is in good financial condition. More details on FWNC are contained in Southard Financial's file.

                                   EXHIBIT 7

                      QUALIFICATIONS OF SOUTHARD FINANCIAL

                       AN OVERVIEW OF SOUTHARD FINANCIAL

BACKGROUND  .  Founded in 1987.
                 . Principals have combined business valuation experience of approximately twenty years.
                 . Serves clients throughout the United States, with concentration in the Southeast.
                 .  Broad industry experience.
                 . Services provided for public and closely-held companies. . Provides valuation services for over 100 ESOPs, making
                    Southard Financial one of the largest ESOP appraisers in the United States.

PROFESSIONAL
CREDENTIALS      .  Southard Financial's principals, Douglas K. Southard and
                    David A. Harris, are senior members of the American Society of Appraisers (ASA).
                 .  Both principals of Southard Financial are Chartered
                    Financial Analysts (CFA).
                 .  Both principals are current or former officers of the West
                    Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS      .  Douglas Southard holds Doctor of Business Administration and Master of Business Administration degrees from Indiana
                    University, with concentrations in finance, economics, and quantitative analysis.
                 .  David Harris holds the Master of Business Administration degree from Memphis State University, with concentrations in finance and business investments.

BUSINESS
ETHICS           .  Southard Financial and its principals adhere to the ethical standards of the Institute of Chartered and the American
                    Society of Analysts Appraisers.
                 .  All reports conform to the Uniform Standards of Professional
                    Appraisal Practice.
                 .  Southard Financial is committed to providing unbiased
                    opinions to be used for decision making.

                 . Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.

                                   BIOSKETCH
                      DOUGLAS K. SOUTHARD, DBA, CFA, ASA

EDUCATIONAL AND PROFESSIONAL CREDENTIALS

   Doctor of Business Administration, 1981, Indiana University

   Master of Business Administration, 1976, Indiana University

   Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis)

   Chartered Financial Analyst, 1987, Institute of Chartered Financial Analysts
     (now part of the Association for Investment Management and Research)

   Senior Member, 1987, American Society of Appraisers, Business Valuation


PROFESSIONAL BACKGROUND

   Founder and Principal, Southard Financial, Memphis TN

   Partner, Mercer Capital Management, Inc., Memphis TN (1984-87)

   Consulting Associate, Mercer Capital Management, Inc., Memphis TN (1983-84)

   Principal, Douglas K. Southard, Financial Consultant, Memphis TN (1982-83)


ACADEMIC POSITIONS HELD

   Assistant Professor of Finance, Rhodes College, Memphis TN

   Assistant Professor of Finance, Virginia Polytechnic Institute & State Univ., Blacksburg VA

   Lecture in Finance, Indiana University, Bloomington IN


RELATED EXPERIENCE

   Frequent Speaker, professional organizations, business valuation topics

   Expert Witness, business valuation, local, state and federal courts

   Board of Directors, Management Computing Solutions, Inc., Memphis TN

   Board of Directors, Columbian Rope Company, Auburn NY

   Advisory Board, MicroAge, Memphis TN

   Former Officer, West Tennessee Chapter, American Society of Appraisers


PUBLICATIONS

   "Using the Capital Asset Pricing Model to Determine Capitalization Rates:
   Adjusting for Differences in Financial Structure," with Severin C. Carlson, Business Valuation Review, June 1991

   "Business Valuation Can Serve in Lifetime Planning," with Z.C. Mercer, Memphis Business Journal, April 1-5, 1985

   "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer, Memphis Business Journal, March 25-29, 1985

   "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984

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

                                   BIOSKETCH
                           DAVID A. HARRIS, CFA, ASA



EDUCATIONAL AND PROFESSIONAL CREDENTIALS

   Master of Business Administration, 1982, Memphis State University

   Bachelor of Arts, 1979, Colorado State University

   Senior Member, 1990, American Society of Appraisers, Business Valuation

   Chartered Financial Analyst, 1989, Institute of Chartered Financial Analysts
     (now part of the Association for Investment Management and Research)


PROFESSIONAL BACKGROUND

   Principal, Southard Financial, Memphis TN

   Associate, Mercer Capital Management, Inc., Memphis TN (1985-90)

   Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85)

   Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


PROFESSIONAL/COMMUNITY SERVICE

   President, West Tennessee Chapter, American Society of Appraisers (1994-95)

   Vice President, West Tennessee Chapter, American Society of Appraisers (1993-94)

   Board of Directors, Solomon Schechter Day School of Memphis, Inc. (1993-94)

   President, West Tennessee Chapter, American Society of Appraisers (1990-91)

   Vice President, Sea Isle Park Neighborhood Association, Memphis TN (1992-95)

   Board of Directors, Sea Isle Park Neighborhood Association, Memphis TN (1990-95)

   Business Liaison, Junior Achievement of Memphis TN (1984-85)


RELATED EXPERIENCE

   Expert Witness, business valuation

   Co-Author, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal, October 1987

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

                                    SOUTHARD
                                    FINANCIAL
                                    =========


                          SERVICES FOR COMMUNITY BANKS

                               Valuation Services

           .  Minority Stock Appraisals

              .    ESOPs
              .    Dissenting Shareholders
              .    Insider Transactions
              .    Gift & Estate Taxes
              .    Charitable Gifts
              .    Private Placements/Offerings
              .    Other Purposes

           .  Control Valuations

              .    Pricing Merger/Acquisition Candidates
              .    Negotiating Pricing/Terms
              .    Fairness Opinions for Buyers and Sellers
              .    Evaluation of Offers Received

                              Consulting Services

           .  Economic Analysis

              .    Branch Feasibility Studies
              .    Holding Company Formations
              .    Expert Witness Testimony

           .  Financial Analysis

              .    Long-range Financial Plans
              .    Evaluation of Financing Alternatives

                                     II-43